Exhibit 99.1

 Tabula Rasa HealthCare Announces Second Quarter 2018 Operating Results

Second Quarter 2018 Revenue of $48.6 million, growth of 65%; 2018 Revenue Guidance Increased

MOORESTOWN, N.J., August 7, 2018 (GLOBE NEWSWIRE) -- Tabula Rasa HealthCare, Inc. (“TRHC”) (NASDAQ:TRHC), a healthcare technology company advancing the field of medication safety, today announced its financial results for the second quarter ended June 30, 2018.

“Tabula Rasa saw another strong quarter financially and operationally, with revenues and Adjusted EBITDA ahead of our guidance,” said Calvin H. Knowlton, PhD, TRHC’s Chairman and Chief Executive Officer. “We continued to expand our footprint in the PACE market, we evolved to meet our partners’ demands, and we now have an initial plan to implement our medication safety platform internationally”

Dr. Knowlton continued, “Our organization has grown and changed dramatically during our first two years in the public markets. We’re extremely pleased with the promising outcomes we’ve delivered to our partners and we’re excited about the multitude of opportunities that we expect to be available to us in our future. As we continue to evolve, we will focus on enhancing our analytics platform and scaling our business to ensure we continue to empower clinicians to take action based on our powerful MRM Matrix quickly and efficiently at the point of care, an initiative we are calling TRHC 2.0. We believe the results of TRHC 2.0 will be transformational and provide clinicians with a science-based platform delivering actionable data analytics to optimize medication therapy and manage medication risk. This will enhance our offerings in our existing markets and open new markets to support long term growth for the company.”

Financial Performance for the Three Months Ended June 30, 2018

All comparisons, unless otherwise noted, are to the three months ended June 30, 2017.

•

Total revenue was $48.6 million, an increase of 65%. Total revenue included product revenue of $27.4 million, an increase of 18% largely driven by expansion from existing clients and the onboarding of new clients in the first quarter and second quarter. Service revenue was $21.2 million, an increase of 244% that was driven by expanded services offered to existing clients as well as the contribution of the SinfoníaRx (“SRx”) business which was acquired in September of 2017 as well as the Peak PACE health plan management business acquired in May of 2018.

•

Gross margin, excluding depreciation and amortization expense, was 33.3% compared to 28.8% in 2017. The year-over-year increase was in line with management’s expectations due in part to the seasonality of the SRx business which historically has experienced higher gross margins in the second and third quarters of each fiscal year. The SRx business had a gross margin of approximately 45% in the second quarter which is consistent with its past performance. TRHC maintains a long-term gross margin target, excluding depreciation and amortization expense, of 35% to 40% over the next three to five years.

•

Non-GAAP Adjusted EBITDA was $7.3 million compared to $3.4 million, an increase of 114%. The increase in Non-GAAP Adjusted EBITDA was primarily driven by new and existing client growth in both the PACE market and health plan market.

•	Non-GAAP Adjusted EBITDA margin was 15.0%, up from 11.6%, and was in line with management’s expectation given the enhanced margin contribution from the SRx business in the second quarter.

•

Net loss of $29.0 million compared to a net loss of $1.7 million. This net loss was significantly impacted by a charge of $34.9 million due to the change in fair value of acquisition-related contingent consideration for the SRx acquisition. Under Accounting Standards Codification 805, “Business Combinations”, contingent consideration liabilities are remeasured at the end of each reporting period to their respective fair values until the contingency is resolved with those changes flowing through earnings. Given the sensitivity of the SRx contingent consideration payment calculation, this remeasurement can produce significant impacts to

GAAP net income (loss) that are not reflective of current operating results. The charge recognized in the second quarter of 2018 increased the amount of contingent consideration TRHC expects to pay in connection with the acquisition. This was the result of an increase in the projected 2018 EBITDA for SRx as well as the EBITDA multiple used to calculate the contingent consideration which may be earned based on SRx’s 2018 financial results and varies based on TRHC’s EBITDA trading multiple. As of June, 30 2018, the SRx contingent consideration liability was $80.2 million with the potential for up to an additional $4.8 million to be earned if the maximum contingent amount is earned, which would flow through as a charge to GAAP net income (loss). Any decreases in the contingent amount will be recorded as GAAP net income. The actual amount of the contingent consideration will be known as of December 31, 2018.

•

Net loss per diluted share was $1.53, compared to net loss per diluted share of $0.10. The net loss per share calculations were based on a diluted share count of 19.0 million for the second quarter of 2018, compared to 16.5 million shares for the same period in 2017.

•	Non-GAAP Adjusted net income per diluted share was $0.20, compared to Non-GAAP Adjusted net income per diluted share of $0.08.

•

Cash at the end of the second quarter was $7.3 million compared to $10.4 million at December 31, 2017. Two factors contributing to the decrease in cash were the final contingent consideration payment made in connection with the 2014 acquisition of Medliance of $1.6 million and $2.9 million used in the share repurchase program during the first quarter of 2018. TRHC had $31.6 million available under its line of credit at the end of the second quarter.

A reconciliation of generally accepted accounting principles (“GAAP”) in the United States to non-GAAP results has been provided in this press release in the accompanying tables. An explanation of these measures is also included below under the heading “Non-GAAP Financial Measures”.

Financial Outlook

Third Quarter 2018 Guidance: Revenue for TRHC’s third quarter in 2018 is expected to be in the range of $52.0 million to $53.0 million. Net income is expected to be in the range of $1.8 million to $2.8 million. Adjusted EBITDA is expected to be in the range of $8.5 million to $9.5 million.

Full Year 2018 Guidance: Revenue for fiscal year 2018 is now expected to be in the range of $190 million to $200 million. TRHC now expects a net loss in the range of $41.8 million to $43.8 million. Any further charges or benefits related to adjustments in contingent consideration with respect to the SRx acquisition are not factored in this guidance. Adjusted EBITDA is now expected to be in the range of $28.0 million to $30.0 million after accounting for the additional investment for TRHC 2.0 initiatives and costs related to becoming a large accelerated filer which TRHC expects to become in the 2019 fiscal year. Full year guidance is reflective of the seasonality of the SRx business which has historically realized stronger financial performance in the second and third quarters of the fiscal year.

Quarterly Conference Call

As previously announced, TRHC will hold a conference call with members of executive management to discuss its second quarter 2018 performance today, Tuesday, August 7, 2018, at 6:00 p.m. ET. Stockholders and interested participants may listen to a live broadcast of the conference call by dialing 844-413-0947 or 216-562-0423 for international callers, and referencing participant code 5099721 approximately 15 minutes prior to the call. A live webcast of the conference call will be available on the investor relations section of TRHC’s website (ir.trhc.com) and an audio file of the call will also be archived and available for replay approximately two hours after the live event for a period of 90 days thereafter at ir.trhc.com. After the conference call, a replay will be available until August 14, 2018 and can be accessed by dialing 855-859-2056 or 404-537-3406 for international callers, and referencing participant code 5099721.

About Tabula Rasa HealthCare

Tabula Rasa HealthCare (NASDAQ:TRHC) is a leader in providing patient-specific, data-driven technology and solutions that enable healthcare organizations to optimize medication regimens to improve patient outcomes, reduce hospitalizations, lower healthcare costs and manage risk.  Medication risk management is TRHC’s lead offering, and its cloud-based software applications provide solutions for a range of payers, providers and other healthcare organizations. For more information, visit: www.TRHC.com.

Non-GAAP Financial Measures

In addition to reporting all financial information required in accordance with accounting principles generally accepted in the United States of America (“GAAP”), TRHC is also reporting gross margin excluding depreciation and amortization expense, Adjusted EBITDA and Adjusted Diluted EPS, each of which is a non-GAAP financial measure. Generally, a non-GAAP financial measure is a numerical measure of a company's performance or financial position that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

Adjusted EBITDA consists of net loss plus certain other expenses, which includes interest expense, provision (benefit) for income tax, depreciation and amortization, change in fair value of acquisition-related contingent consideration expense, acquisition-related expense, severance expense related to the termination of two members of senior management,  payroll tax expense related to stock option exercises and stock-based compensation expense. TRHC defines Adjusted Diluted EPS as net loss attributable to common stockholders before fair value adjustments for acquisition-related contingent consideration, amortization of acquired intangibles, severance expense related to the termination of two members of senior management, acquisition-related expense, payroll tax expense related to stock option exercises, stock-based compensation expense, and the tax impact of those items as well as adjustments for tax benefits related to the recognition of tax windfall benefits expressed on a per share basis using weighted average diluted shares outstanding. TRHC believes the exclusion of these items assists in providing a more complete understanding of the company’s underlying operations results and trends and allows for comparability with TRHC’s peer company index and industry and to be more consistent with TRHC’s expected capital structure on a going forward basis. Please note that other companies might define their non-GAAP financial measures differently than TRHC does.

TRHC presents these non-GAAP financial measures in this release because it considers them to be important supplemental measures of performance. TRHC uses these non-GAAP financial measures for planning purposes, including analysis of the company's performance against prior periods, the preparation of operating budgets and determination of appropriate levels of operating and capital investments. TRHC believes that these non-GAAP financial measures provide additional insight for analysts and investors in evaluating the company's financial and operational performance. TRHC also intends to provide these non-GAAP financial measures as part of the company's future earnings discussions and, therefore, their inclusion should provide consistency in the company's financial reporting.

Non-GAAP financial measures have limitations as an analytical tool. Investors are encouraged to review the reconciliation of the non-GAAP measures to their most directly comparable GAAP measures provided in this release, including in the accompanying tables.

Safe Harbor Statement

This press release includes forward-looking statements that we believe to be reasonable as of today’s date.  Forward-looking statements give current expectation or forecasts of future events or our future financial or operating performance, and include TRHC’s expectations regarding healthcare regulations, industry trends, available opportunities to TRHC and the financial and operating performance of TRHC, including with respect to international expansion and the success of TRHC 2.0. Such statements are identified by use of the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “should,” and similar expressions.  These forward-looking statements are based on management's good-faith expectations, judgements and assumptions as of the date of this press release.  Actual results might differ materially from those explicit or implicit in the forward-looking statements. Important factors that could cause actual results to differ materially include: our continuing losses and need to achieve profitability; fluctuations in our financial results; the acceptance and use of our products and services by PACE organizations; the need to innovate and provide useful products and services; risks related to changing healthcare and other applicable regulations; our ability to maintain relationships with a specified drug wholesaler; increasing consolidation in the healthcare industry; managing our growth effectively; our ability to adequately protect our intellectual property; the requirements of being a public company; our ability to recognize the expected benefits from acquisitions on a timely basis or at all; our status as an “emerging growth company”; and the other risk factors set forth from time to time in our filings with the Securities and Exchange Commission (“SEC”),  including those factors discussed under the caption “Risk Factors” in our most recent annual report on Form 10-K, filed with the SEC on March 14, 2018, and in subsequent reports filed with or furnished to the SEC, copies of which are available free of charge within the Investor Relations section of the Tabula Rasa HealthCare website http://ir.trhc.com or upon request from our Investor Relations Department. Tabula Rasa HealthCare assumes no obligation and does not intend to update these forward-looking statements, except as required by law, to reflect events or circumstances occurring after today’s date.

TABULA RASA HEALTHCARE, INC.

UNAUDITED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	June 30,	December 31,
	2018	2017
Assets	(unaudited)	(as adjusted)
Current assets:
Cash	$7,273	$10,430
Accounts receivable, net	21,282	17,087
Inventories	3,388	2,795
Rebates receivable	496	342
Prepaid expenses	2,744	2,253
Other current assets	3,791	2,544
Total current assets	38,974	35,451
Property and equipment, net	10,866	9,243
Software development costs, net	5,921	5,001
Goodwill	78,153	74,613
Intangible assets, net	63,159	62,736
Deferred income tax assets	2,078	—
Other assets	551	788
Total assets	$199,702	$187,832
Liabilities and stockholders’ equity
Current liabilities:
Current portion of long-term debt	$1,083	$921
Acquisition-related contingent consideration	82,207	1,640
Accounts payable	13,718	16,218
Accrued expenses and other liabilities	11,403	8,988
Total current liabilities	108,411	27,767
Line of credit	8,000	—
Long-term debt	560	784
Long-term acquisition-related contingent consideration	—	31,789
Deferred income tax liability	—	989
Other long-term liabilities	2,551	2,615
Total liabilities	119,522	63,944

Stockholders' equity:
Preferred stock	—	—
Common stock	2	2
Additional paid-in capital	150,352	144,074
Treasury stock	(3,825)	(959)
Accumulated deficit	(66,349)	(19,229)
Total stockholders’ equity	80,180	123,888
Total liabilities and stockholders’ equity	$199,702	$187,832

TABULA RASA HEALTHCARE, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Revenue:		(as adjusted)		(as adjusted)
Product revenue	$27,378	$23,274	$54,558	$45,215
Service revenue	21,220	6,163	37,984	12,199
Total revenue	48,598	29,437	92,542	57,414
Cost of revenue, exclusive of depreciation and amortization shown below:
Product cost	20,075	17,841	40,907	34,733
Service cost	12,335	3,127	23,167	5,890
Total cost of revenue, exclusive of depreciation and amortization	32,410	20,968	64,074	40,623
Operating expenses:
Research and development	2,922	1,291	5,135	2,510
Sales and marketing	2,314	1,314	4,316	2,544
General and administrative	6,528	5,490	12,405	11,999
Change in fair value of acquisition-related contingent consideration expense	35,283	16	48,804	37
Depreciation and amortization	3,966	1,799	8,014	3,564
Total operating expenses	51,013	9,910	78,674	20,654
Loss from operations	(34,825)	(1,441)	(50,206)	(3,863)
Other expense:
Interest expense	120	77	183	153
Total other expense	120	77	183	153
Loss before income taxes	(34,945)	(1,518)	(50,389)	(4,016)
Income tax (benefit) expense	(5,919)	165	(3,269)	260
Net loss	$(29,026)	$(1,683)	$(47,120)	$(4,276)
Net loss attributable to common stockholders, basic and diluted	$(29,026)	$(1,683)	$(47,120)	$(4,276)
Net loss per share attributable to common stockholders, basic and diluted	$(1.53)	$(0.10)	$(2.50)	$(0.26)
Weighted average common shares outstanding, basic and diluted	18,956,445	16,506,585	18,873,297	16,373,413

TABULA RASA HEALTHCARE, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Six Months Ended
	June 30,
	2018	2017
Cash flows from operating activities:		(as adjusted)
Net loss	$(47,120)	$(4,276)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	8,014	3,564
Amortization of deferred financing costs and debt discount	41	46
Deferred taxes	(3,067)	238
Stock-based compensation	4,125	6,837
Change in fair value of acquisition-related contingent consideration	48,804	37
Other noncash items	29	12
Changes in operating assets and liabilities, net of effect from acquisition:
Accounts receivable, net	(4,195)	(2,089)
Inventories	(593)	(291)
Rebates receivable	(154)	(13)
Prepaid expenses and other current assets	(1,998)	224
Other assets	196	—
Accounts payable	(2,057)	91
Accrued expenses and other liabilities	1,800	1,970
Other long-term liabilities	(64)	466
Net cash provided by operating activities	3,761	6,816

Cash flows from investing activities:
Purchases of property and equipment	(2,564)	(1,950)
Software development costs	(2,155)	(1,514)
Purchases of intangible assets	(30)	—
Acquisition of business, net of cash acquired	(6,957)	—
Net cash used in investing activities	(11,706)	(3,464)

Cash flows from financing activities:
Payments for repurchase of common stock	(2,866)	(959)
Proceeds from exercise of stock options	2,173	179
Payments for employee taxes for shares withheld	—	(2,123)
Payments for debt financing costs	(2)	(18)
Borrowings on line of credit	8,000	—
Payments of equity offering costs	(357)	(132)
Payments of contingent consideration	(1,646)	(1,498)
Repayments of long-term debt	(514)	(335)
Net cash provided by (used in) financing activities	4,788	(4,886)
Net decrease in cash	(3,157)	(1,534)
Cash, beginning of period	10,430	4,345
Cash, end of period	$7,273	$2,811

TABULA RASA HEALTHCARE, INC.

UNAUDITED RECONCILIATION OF GAAP TO NON-GAAP MEASURES

(In thousands except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Reconciliation of net loss to Adjusted EBITDA
Net loss	$(29,026)	$(1,683)	$(47,120)	$(4,276)
Add:
Interest expense	120	77	183	153
Income tax (benefit) expense	(5,919)	165	(3,269)	260
Depreciation and amortization	3,966	1,799	8,014	3,564
Change in fair value of acquisition-related contingent consideration expense	35,283	16	48,804	37
Severance expense	390	—	390	—
Acquisition-related expense	176	—	340	—
Payroll tax expense related to stock option exercises	99	12	99	95
Stock-based compensation expense	2,180	3,016	4,125	6,837
Adjusted EBITDA	$7,269	$3,402	$11,566	$6,670

	Three Months Ended June 30,				Six Months Ended June 30,
	2018		2017		2018		2017
	(In thousands except per share amounts)
Reconciliation of diluted net loss per share attributable to common shareholders to Adjusted Diluted EPS
GAAP net loss attributable to common stockholders, diluted, and net loss per share attributable to common stockholders, basic and diluted	$(29,026)	$(1.53)	$(1,683)	$(0.10)	$(47,120)	$(2.50)	$(4,276)	$(0.26)
Adjustments:
Change in fair value of acquisition-related contingent consideration expense	35,283		16		48,804		37
Amortization of acquired intangibles	2,639		947		5,167		1,897
Acquisition-related expense	176		—		340		—
Payroll tax expense on stock option exercises	99		12		99		95
Stock-based compensation expense	2,180		3,016		4,125		6,837
Severance expense	390		—		390		—
Impact to income taxes (1)	(7,360)		(761)		(5,405)		(1,556)
Adjusted net income attributable to common stockholders and Adjusted Diluted EPS	$4,381	$0.20	$1,547	$0.08	$6,400	$0.30	$3,034	$0.17

(1) The impact to taxes was calculated using a normalized statutory tax rate applied to pre-tax income (loss) adjusted for the respective items above and then subtracting the tax provision as determined for GAAP purposes.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Reconciliation of weighted average shares of common stock outstanding, diluted, to weighted average shares of common stock outstanding, diluted for Adjusted Diluted EPS
Weighted average shares of common stock outstanding, basic and diluted for GAAP	18,956,445	16,506,585	18,873,297	16,373,413
Adjustments:
Weighted average dilutive effect of stock options	1,674,094	1,190,161	1,615,991	1,344,361
Weighted average dilutive effect of common shares from stock warrants	—	8,551	—	18,662
Weighted average dilutive effect of restricted stock	851,287	651,448	820,792	556,459
Weighted average dilutive effect of contingent shares	77,075	—	38,538	—
Weighted average shares of common stock outstanding, diluted for Adjusted Diluted EPS	21,558,901	18,356,745	21,348,618	18,292,895

TABULA RASA HEALTHCARE, INC.

UNAUDITED RECONCILIATION OF GAAP TO NON-GAAP GUIDANCE RANGES

(In millions)

	LOW	HIGH	LOW	HIGH
	Three Months Ended September 30, 2018		Year Ended December 31, 2018
Reconciliation from Net Income (Loss) Guidance to Adjusted EBITDA Guidance
Net income (loss):	$1.8	$2.8	$(43.8)	$(41.8)
Add:
Interest expense	0.2	0.2	0.6	0.6
Income tax expense (benefit)	0.2	0.2	(3.3)	(3.3)
Depreciation and amortization	4.1	4.1	16.2	16.2
Stock-based compensation expense	2.2	2.2	8.7	8.7
Change in fair value of contingent consideration	—	—	48.8	48.8
Severance expense	—	—	0.4	0.4
Transaction based costs	—	—	0.4	0.4
Adjusted EBITDA	$8.5	$9.5	$28.0	$30.0

Contact:

Investors

Bob East or Asher Dewhurst

Westwicke Partners

443-213-0500

tabularasa@westwicke.com

Media

Dianne Semingson

dsemingson@TRHC.com

T: 215-870-0829